Exhibit 99.1

GREATER BUFFALO SAVINGS BANK
COMMENCES CONSTRUCTION OF ITS SEVENTH BRANCH

Buffalo, N.Y. -Andrew W. Dorn, President of Greater Buffalo Savings Bank, announced that construction has begun on the Bank's seventh full-service branch, to be located at 3438 Delaware Avenue in Tonawanda. The new location is scheduled to open in the first quarter of 2004. It will consist of a 4,000 square-foot office with three drive-through teller lanes and an exterior ATM. The site is strategically located between Kenview Avenue and June Road to service the Tonawanda and Kenmore markets.

This will be the Bank's second prototype office. In June, it opened its first newly constructed facility on Main Street in Snyder. The prototype office has been designed by local architectural firm Hamilton Houston and Lownie. It incorporates the distinct design elements of the Bank's historic headquarters, located in the former Pierce-Arrow Showroom at 2421 Main Street in the Parkside area of Buffalo. Leigh Construction is the general contractor for the project.

Greater Buffalo Savings Bank was the first new bank chartered in the Buffalo area in more than fifty years. The Bank commenced operations in November of 1999, and currently employs more than 100 people. As of September 30, 2003, the Bank reported assets in excess of $340 million.

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Greater Buffalo Savings Bank promotes and encourages thrift and home ownership to the Bank's depositors and to the communities it serves, provides a safe and profitable place for depositors to save, promotes a prosperous and stable community and provides a superior return on investment to its shareholders. More information about Greater Buffalo Savings Bank can be found on the Internet at www.gbsb.com.